Exhibit 10.8

Summary of the Advanced Magnetics, Inc.

Director Compensation

Every non-employee Director will receive $4,000 per quarter for service on the Board of Directors. A non-employee Director must attend at least 3 of 4 regularly scheduled meetings during the prior fiscal year to earn the full $4,000 quarterly fee.  If a non-employee Director attends less than 3 of the 4 regularly scheduled meetings in the prior fiscal year, this fee will be reduced for the current fiscal year by $1,000 for each missed meeting after the first missed meeting.  Any new non-employee Director will receive the full quarterly retainer fee during his or her first full year as a member of the Board of Directors.

In addition, each non-employee Director that is a member of the Audit Committee and/or the Compensation Committee will receive $1,000 for attendance in person or by phone at a meeting of such committees. The Chairperson of each of the Audit Committee and the Compensation Committee shall each receive an additional annual retainer fee of $2,000.